Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 29, 2020 (except for Note 2 – “Mezzanine equity”, as to which the date is July 21, 2020 and except for the reduction in par value described in Note 25, as to which the date is September 16, 2020), with respect to the consolidated financial statements of Hygo Energy Transition Ltd. (formerly known as Golar Power Limited) for the years ended December 31, 2019 and 2018, included in the Registration Statement (Form F-1 No. 333-248501) and related Prospectus of Hygo Energy Transition Ltd. (formerly known as Golar Power Limited) for the registration of its common shares.

/s/ Ernst & Young LLP

London, United Kingdom
September 16, 2020